Exhibit 99.1
SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR IMMEDIATE RELEASE
STURM, RUGER ANNOUNCES THE REPURCHASE OF 4.3 MILLION
SHARES OF ITS COMMON STOCK AT $5.90 PER SHARE
SOUTHPORT, CT — September 26, 2006 — Sturm, Ruger & Co., Inc. (NYSE:RGR) today announced that the Company repurchased 4,272,000 shares of its common stock, representing 15.9% of the total shares outstanding from its largest shareholder, Ruger Business Holdings, L.P. The purchase price of $5.90 per share results in a total purchase price of $25,204,800. Yesterday, the closing price of the Company’s stock on the New York Stock Exchange was $7.32. Following this transaction, the Company’s total number of outstanding shares is 22,638,720.
     Ruger Management, Inc. is the sole general partner of Ruger Business Holdings, L.P. and is owned by William B. Ruger, Jr. and Carolyn R. Vogel, the son and daughter of Company founder William B. Ruger. Mr. Ruger, Jr. resigned as Chairman of the Board of Directors of Sturm, Ruger & Co., Inc on February 13, 2006, and retired as its Chief Executive Officer on February 28, 2006. The William B. Ruger Revocable Trust of 1988 is the sole limited partner of the Ruger Business Holdings, L.P.
     Sturm, Ruger is the nation’s leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel investment castings. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as turnover of members of the Board of Directors, officers, and other key personnel, market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.